Exhibit 10.1

AMENDED AND RESTATED VOTING AGREEMENT

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7.9.	Delays or Omissions	11

7.10.	Severability.	11

7.11.	Entire Agreement	11

7.12.	Legend on Share Certificates.	11

7.13.	Stock Splits, Stock Dividends, etc.	12

7.14.	Manner of Voting	12

7.15.	Further Assurances.	12

Schedule A	-	Investors
Schedule B	-	Key Holders
Exhibit A	-	Adoption Agreement

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AMENDED AND RESTATED VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 25th day of August 2010, by and among Benefitfocus.com, Inc., a South Carolina corporation (the “Company”), each holder of the Company’s Series A Convertible Preferred Stock, without par value per share (“Series A Preferred Stock”) listed on Schedule A (the “Series A Investors”), and each holder of the Company’s Series B Convertible Preferred Stock, without par value per share (“Series B Preferred Stock,” together with the Series A Preferred Stock, the “Preferred Stock”) listed on Schedule A (the “Series B Investors,” and together with the Series A Investors and any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Sections 7.1(a) and 7.2 below, the “Investors”) and those certain stockholders of the Company and holders of options to acquire shares of the capital stock of the Company listed on Schedule B (together with any subsequent stockholders or option holders, or any transferees, who become parties hereto as “Key Holders” pursuant to Sections 7.1(b) and 7.2 below, the “Key Holders”, and together with the Investors, the “Stockholders”).

RECITALS

A. On February 7, 2007, the Company and the Series A Investors entered into a Series A Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”), providing for the sale of shares of the Company’s Series A Preferred Stock, and in connection with that agreement also entered into a Voting Agreement (the “Prior Agreement”).

B. The Company and the Series B Investors have entered into a Series B Preferred Stock Purchase Agreement (the “Series B Purchase Agreement,” together with the Series A Purchase Agreement, the “Purchase Agreements”), and in connection with the Series B Purchase Agreement, the parties desire to amend and restate the Prior Agreement to provide the Investors with the right, among other rights, to elect certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.

C. The undersigned, which includes the requisite parties required to amend the prior agreement, wish to amend and restate the Prior Agreement as set forth herein.

D. The Amended and Restated Articles of Incorporation of the Company (the “Restated Articles”) provides that (a) the holders of record of the shares of the Company’s Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Company (the “Series A Directors”); (b) the holders of record of the shares of the Company’s Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company (the “Series B Director”); (c) the holders of record of the shares of common stock of the Company, no par value (“Common Stock”), exclusively and as a separate class, shall be entitled to elect two (2) directors of the Company (the “Common Stock Directors,” and collectively with the Series A Directors and the Series B Director, the “Shareholder Directors”) ; and (c) the holders of record of the shares of Common Stock and of any other class or series of voting stock (including Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Company.

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E. The parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted on, or tendered in connection with, an acquisition of the Company and an increase in the number of shares of Common Stock required to provide for the conversion of the Company’s Preferred Stock.

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1. Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at six (6) directors; provided that the Shareholder Directors may, in their sole respective discretion, unanimously vote to expand the size of the Board to seven (7) directors, with such new directors being elected in accordance with Section 1.2(d) below . For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2. Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a) As long as The Goldman Sachs Group, Inc. and its Affiliates (defined below) (collectively, “Goldman Sachs”) holds not fewer than 10% of the fully diluted equity interest in the Company, two (2) individuals designated by GS Capital Partners VI Parallel, L.P. (“GS Fund VI”), which individuals shall initially be Raheel Zia and Joseph DiSabato;

(b) As long as Oak Investment Partners and its Affiliates (collectively, “Oak”) holds not fewer than 5% of the fully diluted equity interest in the Company, one (1) individual designated by Oak, which individual shall initially be Ann H. Lamont;

(c) As long as each of Mason Holland and Shawn Jenkins, including in each case their respective Affiliates, holds Shares equal to or in excess of the Minimum Ownership Threshold (defined below), Mason Holland and Shawn Jenkins;

(d) Any additional directors in excess of the five (5) Shareholder Directors elected pursuant to Sections 1.2(a), (b) and (c), each of which director shall not otherwise be an Affiliate of the Company or of any Investor, who will be nominated by GS Fund VI, if it satisfies the stock ownership requirement of Section 1.2(a), and Oak, if it satisfies

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the stock ownership requirement of Section 1.2(b), and reasonably approved by each of Mason Holland and Shawn Jenkins; and

(e) To the extent that any of clauses (a) through (d) above shall not be applicable pursuant to their respective terms, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Company’s Restated Articles.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners of or shares the same management company with such Person.

1.3. Failure to Designate a Board Member. In the absence of any designation from the persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4. Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) for so long as Goldman Sachs holds at least 10% of the fully diluted equity interest in the Company, no director elected pursuant to Section 1.2(a) of this Agreement may be removed from office unless such removal is directed or approved by GS Fund VI;

(b) for so long as Oak holds at least 5% of the fully diluted equity interest in the Company, no director elected pursuant to Section 1.2(b) of this Agreement may be removed from office unless such removal is directed or approved by Oak;

(c) for so long as each of Shawn Jenkins and Mason Holland, including in each case their respective Affiliates, continue to hold at least 50% of the Common Stock held by them immediately after the consummation of the transactions contemplated by the Series B Purchase Agreement, including the consummation of the redemption by the Company of Common Stock held by them or their Affiliates (the “Minimum Ownership Threshold”), neither Shawn Jenkins nor Mason Holland may be removed from office unless such removal is directed or approved by Shawn Jenkins and Mason Holland, for each of their respective positions; and

(d) any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1.

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All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5. No Liability for Election of Recommended Directors. No party, nor any Affiliate of any such party, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2. Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3. Drag-Along Right.

3.1. Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Articles.

3.2. Actions to be Taken. In the event that (i) at least a majority of the holders of Preferred Stock, voting together as a single class on an as-converted basis, and (ii) Key Holders representing two-thirds of the fully diluted equity of all Key Holders (the “Selling Stockholders”) approve a Sale of the Company in writing, specifying that this Section 3 shall apply to such transaction, then each Stockholder hereby agrees:

(a) if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Articles required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Stockholders to the Person to whom the Selling Stockholders propose to sell their Shares, and, except as permitted in Section 3.3 below, on the same terms and conditions as the Selling Stockholders;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Stockholders in order to carry out the terms and provision of this Section 3,

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including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(f) if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

3.3. Exceptions. Notwithstanding the forgoing, a Stockholder will not be required to comply with Section 3.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a) any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

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(b) the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company;

(c) the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person, and is pro rata in proportion to the amount of consideration paid to such Stockholder in connection with such Proposed Sale (in accordance with the provisions of the Restated Articles);

(d) liability shall be limited to such Stockholder’s pro rata share (determined in proportion to proceeds received by such Stockholder in connection with such Proposed Sale in accordance with the provisions of the Restated Articles) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration actually paid to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e) upon the consummation of the Proposed Sale, (i) each holder of each series of the Company’s Preferred Stock and each holder of Common Stock will receive the same form of consideration for their shares of Common and Preferred Stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock except to the extent provided otherwise in the Articles of Incorporation of the Company then in effect, and (iv) unless the holders of at least a majority of the Series A Preferred Stock and the holders of at least a majority of the Series B Preferred Stock, each voting as a separate class, elect otherwise by written notice given to the Company at least two (2) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Articles of Incorporation in effect immediately prior to the Proposed Sale; provided, however, that the vote required under this subsection 3.3(e)(iv) shall be that of the holders of a majority of the Preferred Stock voting as a single class on an as-converted to Common Stock basis for any change to the liquidation preferences of the Preferred Stock that does not have a disproportionately adverse impact on the holders of one series of Preferred Stock relative to the others; and

(f) subject to clause (e) above, requiring the same form of consideration to be received by the holders of the Company’s Common and Preferred Stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option.

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3.4. Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless (i) such Stock Sale has been approved by the Board in the manner specified in the Company’s Articles of Incorporation and (ii) all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Articles of Incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of at least a majority of the Preferred Stock, voting together as a single class on an as-converted basis, elect otherwise by written notice given to the Company at least two (2) days prior to the effective date of any such transaction or series of related transactions.

4. Reincorporation of the Company. The Company agrees to reincorporate itself under the laws of the State of Delaware as soon as reasonably practicable, and unless approved by the directors appointed pursuant to Section 1.2(a) and (b), in no event any later than the date that is the six (6) month anniversary of the closing date of the transactions contemplated by the Series B Purchase Agreement, and each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, in whatever manner as shall be necessary to approve such reincorporation.

5. Remedies.

5.1. Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

5.2. Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints the President and Treasurer of the Company, and a designee of the Selling Stockholders, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto, votes to increase authorized shares pursuant to Section 2 hereof and votes regarding any Sale of the Company pursuant to Section 3 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 2 and 3, respectively, of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 6 hereof. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 6 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with

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any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

5.3. Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

5.4. Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of a registered firm commitment underwritten public offering of the Company’s Common Stock at a price per share of at least $15.04 for a total offering size of not less than $30,000,000 (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Restated Articles, provided that the provisions of Section 3 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 3 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Section 7.8 below.

7. Miscellaneous.

7.1. Additional Parties.

(a) Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of shares of Preferred Stock become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such person shall thereafter shall be deemed an Investor and Stockholder for all purposes under this Agreement.

(b) In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of Preferred Stock described in Section 7.1(a) above), following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party

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to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement. Notwithstanding the foregoing, the Company shall use its best efforts to cause any Person holding options as of the date hereof that could constitute more than one percent (1%) or more of the Company’s then outstanding capital stock if all such options were exercised to become a party to this Agreement pursuant to this Section 7.1(b) upon exercise of such options.

7.2. Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 7.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 7.12.

7.3. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

7.5. Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next business day delivery, with

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written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.7. If notice is given to the Company, a copy shall also be sent to Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607, Attn: Donald R. Reynolds, and if notice is given to Stockholders, a copy shall also be given to Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036, Attn: Kristopher D. Brown and to Finn Dixon & Herling LLP, 177 Broad Street, Stamford, CT 06901, Attn: Michael J. Herling.

7.8. Consent Required to Amend, Terminate or Waive. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Key Holders holding a majority of the Shares then held by the Key Holders, and in all circumstances, each of Shawn Jenkins and Mason Holland so long as they respectively hold Shares in excess of the Minimum Ownership Threshold, and (b) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Notwithstanding the foregoing:

(i) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion;

(ii) the consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver does not apply to or affect the Key Holders;

(iii) Schedules A and B hereto may be amended by the Company from time to time in accordance with Section 1.3 of the Purchase Agreement to add information regarding additional Investors (as defined in the Purchase Agreement) without the consent of the other parties hereto;

(iv) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and

(v) Section 1.1, 1.2(a) and (d), Section 3, Section 5.1 and Section 7.8(v) of this Agreement shall not be amended or waived without the written consent of GS Fund VI, Section 1.1, 1.2(b) and (d), Section 3, Section 5.1 and Section 7.8(v) of this Agreement shall not be amended or waived without the written consent of Oak, and Section 1.2(c) and (d) of this Agreement shall not be amended or waived without the written consent of the holders of a majority of shares of Common Stock and each of Shawn Jenkins and Mason Holland, so long as they respectively hold Shares in excess of the Minimum Ownership Threshold.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 7.8 shall be binding on each party and all of such

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party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

7.9. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.10. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11. Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Articles and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.12. Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 7.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 7.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

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7.13. Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 7.12.

7.14. Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

7.15. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting Agreement as of the date first written above.

THE COMPANY:

BENEFITFOCUS.COM, INC.

By:	/s/ Mason R. Holland, Jr.
	Name:	Mason R. Holland, Jr.
	Title:	Chairman of the Board
	Address:	100 Benefitfocus Way
Charleston, SC 29492

[Additional Signature Pages Follow]

Signature Page to Amended and Restated Voting Agreement

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KEY HOLDERS:

THE HOLLAND FAMILY TRUST

By:	/s/ Mason R. Holland, Jr.
	Name:	Mason R. Holland, Jr.
	Address:	301 Hammock Lane
Charleston, SC 29492

By:	/s/ Shawn Jenkins
	Name:	Shawn Jenkins
	Address:	313 W. Civitas Street
Mount Pleasant, SC 29464

[Additional Signature Pages Follow]

Signature Page to Amended and Restated Voting Agreement

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SERIES A

INVESTORS:

GS CAPITAL PARTNERS VI, L.P.
By:	GS Advisors VI, L.L.C. its General Partner

/s/ Peter J. Perrone
Name:	Peter J. Perrone
Title:	Vice President

GS CAPITAL PARTNERS VI OFFSHORE, L.P.
By:	GS Advisors VI, L.L.C. its General Partner

/s/ Peter J. Perrone
Name:	Peter J. Perrone
Title:	Vice President

GS CAPITAL PARTNERS VI GmbH & Co. KG, L.P.
By:	GS Advisors VI, L.L.C. its Managing Limited Partner

/s/ Peter J. Perrone
Name:	Peter J. Perrone
Title:	Vice President

GS CAPITAL PARTNERS VI PARALLEL, L.P.
By:	GS Advisors VI, L.L.C. its General Partner

/s/ Peter J. Perrone
Name:	Peter J. Perrone
Title:	Vice President

Signature Page to Amended and Restated Voting Agreement

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SERIES B

INVESTORS:

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP
By:	Oak Associates XII, LLC, its General Partner

/s/ Ann H. Lamont
Name:	Ann H. Lamont
Title:	Managing Member

Signature Page to Amended and Restated Voting Agreement

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SCHEDULE A

INVESTORS

Name and Address

GS CAPITAL PARTNERS VI PARALLEL, L.P.

85 Broad St., 10th Floor

New York, NY 10004

GS CAPITAL PARTNERS VI GmbH & Co. KG

85 Broad St., 10th Floor

New York, NY 10004

GS CAPITAL PARTNERS VI FUND, L.P.

85 Broad St., 10th Floor

New York, NY 10004

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

85 Broad St., 10th Floor

New York, NY 10004

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP

One Gorham Road

Westport, CT 06880

SCHEDULE B

KEY HOLDERS

Name and Address

The Holland Family Trust

c/o Mason R. Holland, Jr.

301 Hammock Lane

Charleston, South Carolina 29492

Shawn Jenkins

313 W. Civitas Street

Mount Pleasant, South Carolina 29464

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on                     , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Amended and Restated Voting Agreement dated as of August 25, 2010 (the “Agreement”), by and among Benefitfocus.com, Inc. the (“Company”) and certain of its stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

☐	as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐	as a new Investor in accordance with Section 7.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	in accordance with Section 7.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Stock, Options and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	BENEFITFOCUS.COM, INC.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number: